Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400
February 3, 2010
Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550
Ladies and Gentlemen:
     We have acted as counsel to Mistras Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 5,380,968 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are reserved for issuance under the Company’s 1995 Incentive Stock Option and Restricted Stock Purchase Plan, the 2007 Stock Option Plan and the 2009 Long-Term Incentive Plan (collectively, the “Plans”) as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).
     In connection with the foregoing, we have examined the Plans and originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinion expressed herein. As to questions of fact material to that opinion, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited exclusively to applicable federal laws of the United States of America and applicable provisions of the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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February 3, 2010

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.